Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-146177
	For Month Ended October 31, 2009 UNAUDITED
Statement of Income	Month (A Units)	Year to Date (A Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(331,280)	$(3,733,351)
Change in Unrealized Income (Loss)	(902,747)	(2,090,939)
Foreign Currency Transaction Income (Loss)	438,736	1,932,240

Net Trading Income (Loss)	(795,291)	(3,892,050)

Other Income
Interest Income	1,649	45,056

Total Income (Loss)	1,649	45,056

Expenses
Advisory Incentive Fees	-	36,580
Management Fees	88,564	1,003,901
Organization and Offering Expenses	9,858	244,600
Administrative Expenses	88,725	1,090,985
Brokerage Expenses	214,025	2,275,093

Total Expenses	401,172	4,651,159

Net Income (Loss)	$(1,194,814)	$(8,498,153)

Statement of Changes in Net Asset Value

Beginning Balance	62,226,423	80,039,618
Additions	1,252,169	1,310,169
Net Income (Loss)	(1,194,814)	(8,498,153)
Transfers from Class A to Class B	-	(1,080,932)
Redemptions	(898,315)	(10,385,239)

Balance at October 31, 2009	$61,385,463	$61,385,463
Total Units Held at End of the Period		580,912
Net Asset Value Per Unit		$105.67
Rate of Return	-1.88%	-11.49%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JANUARY 31, 2009

	For Month Ended October 31, 2009 UNAUDITED
Statement of Income	Month (B Units)	Year to Date (B Units)

Trading Income (Loss):
Realized Trading Income (Loss)	$(4,762)	$(50,627)
Change in Unrealized Income (Loss)	(12,978)	(28,833)
Foreign Currency Transaction Income (Loss)	6,307	26,294

Net Trading Income (Loss)	(11,433)	(53,166)

Other Income
Interest Income	24	614

Total Income (Loss)	24	614

Expenses
Advisory Incentive Fees	-	460
Management Fees	1,273	13,734
Organization and Offering Expenses	142	3,400
Administrative Expenses	1,275	14,693
Brokerage Expenses	1,578	15,636

Total Expenses	4,268	47,923

Net Income (Loss)	$(15,677)	$(100,475)

Statement of Changes in Net Asset Value

Beginning Balance	892,541	-
Additions	20,000	20,000
Net Income (Loss)	(15,677)	(100,475)
Transfers from Class A to Class B	-	1,080,932
Redemptions	-	(103,593)

Balance at October 31, 2009	$896,864	$896,864
Total Units Held at End of the Period		8,348
Net Asset Value Per Unit		$107.44
Rate of Return	-1.72%	-10.01%

To the best of my knowledge and belief, the information
contained herein is accurate and complete
/s/Annette A. Cazenave
Sr. Vice President, R.J. O'Brien Fund Management, LLC
Managing Owner, RJO Global Trust

NOT FOR USE AFTER JANUARY 31, 2009